Execution Version

Profit-Sharing Agreement
THIS PROFIT-SHARING AGREEMENT (the “Agreement”) is made as of July 15, 2025, by and between BCPSC Holdings LLC, a Delaware limited liability company (“BCPSC”), and MLCSC Holdings LLC, a Delaware limited liability company (“MLCSC” and together with BCPSC, the “Parties”).
WHEREAS, the Parties are Members of Sierra Crest Investment Management LLC, a Delaware limited liability company (the “Company”), pursuant to the Amended and Restated Limited Liability Company Agreement of Sierra Crest Investment Management LLC (as amended the “LLC Agreement”), and hold Units in the Company (capitalized terms used in this Agreement shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the meanings set forth below in the LLC Agreement);
WHEREAS, BCPSC wishes to grant to MLCSC, and MLCSC wishes to accept, certain economic interests in the Units owned by BCPSC in light of the acquisition of Logan Ridge Finance Corporation, a business development company that was managed by an affiliate of MLCSC, by Portman Ridge Finance Corporation, a business development company that is managed by the Company;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.    Grant of Economic Interests in Units.
(a)    Subject to the terms and conditions of this Agreement, BCPSC hereby promises to pay MLCSC 16.03% of all Distributions and any other funds, assets or properties received by BCPSC from the Company pursuant to the LLC Agreement in relation to the Units BCPSC owns in the Company (the “Economic Interests”).
(b)    The Parties acknowledge and agree that this Agreement creates no rights under the LLC Agreement.
2.    Covenants of the Seller.
(a)    No Sale of Economic Interests. BCPSC agrees not to sell any Units underlying the Economic Interests for so long as its obligation to make payments to MLCSC hereunder remains in full force and effect.
4.    Miscellaneous.
(a)    Further Instruments and Actions. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
(b)    Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, or upon deposit in the United States Post Office, by regular mail with postage and fees prepaid, addressed to the other Party hereto at its address hereinafter shown below its signature or at such other address as such party may designate by advance written notice to the other Party hereto.
(c)    Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the Parties expressly agree that all the terms and provisions hereof and the rights of the parties hereunder shall be governed, construed and enforced under the laws of the State of Delaware, without regard to any conflicts of law principles.
(d)    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of the successors and assigns of the Parties and, subject to the restrictions on transfer herein set forth, be binding upon the Parties and their successors and assigns.
(e)    Amendments and Waivers. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral. This Agreement may only be amended with the written consent of the Parties hereto, or the successors or assigns of the foregoing, and no oral waiver or amendment shall be effective under any circumstances whatsoever.
(f)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

[Signature page follows]

INTENDING TO BE BOUND, the Parties hereto have executed this Agreement as of the day and year first above written.
BCPSC HOLDINGS LLC
By: /s/ Henry Wang
Name: Henry Wang
Title: Authorized Signatory
MLCSC HOLDINGS LLC
By: /s/ Ted Goldthorpe     Name:Ted Goldthorpe Title: Authorized Signatory
[Signature Page to Profit Sharing Agreement]